EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-11 of Behringer Harvard Opportunity REIT I, Inc. of our report dated April 26, 2006 relating to the statement of revenues and certain operating expenses of 12600 Whitewater for the year ended December 31, 2005 and our report dated August 31, 2006 relating to the statement of revenues and certain operating expenses of Ferncroft Corporate Center for the year ended December 31, 2005 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and contained in Post-Effective Amendment No. 5 to Registration Statement No. 333-120847 on Form S-11.

/s/ Deloitte & Touche LLP

Dallas, Texas
November 17, 2006